EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bema Gold Corporation (the “Company”), of our report dated March 7, 2003 relating to the consolidated balance sheets of the Company and subsidiaries as at 2003 relating to the consolidated balance sheets of the Company and subsidiaries as at December 31, 2002 and 2001 and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2002.

The above mentioned report appears in the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2002.

Chartered Accountants

Vancouver, British Columbia
July 18, 2003